Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Director Investor Relations	Vice President-Corp. Develop.
	(972) 543-8207	(972) 543-8123

Meritage Homes Reports Net Earnings Increase 84% to $256 Million

On $3 Billion Revenue

FULL YEAR 2005

•      RECORD DILUTED EPS OF $8.88 FOR 2005, UP 77% OVER 2004

•      DILUTED EPS EXCLUDING ONE-TIME REFINANCING CHARGE* UP 90% TO $9.55

•      RETURN ON STOCKHOLDERS’ EQUITY OF 37%

•      RECORD YEAR-END BACKLOG OF $2.2 BILLION, UP 65% OVER 2004 YEAR-END

•      5-YEAR COMPOUNDED NET EARNINGS GROWTH  RATE OF 48%

FOURTH QUARTER 2005

•      RECORD NET EARNINGS OF $102 MILLION INCREASED 97% OVER 2004

•      DILUTED EPS OF $3.53 UP 88% OVER 2004

•      RECORD REVENUE OF $1.0  BILLION, 49% HIGHER THAN 2004

Scottsdale, Arizona and Dallas (January 25, 2006) – Meritage Homes Corporation (NYSE: MTH) today announced all-time quarterly records for revenue, net earnings and earnings per share, completing the Company’s 18th consecutive year of record revenue and net earnings.

Summary Operating Results (Unaudited)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended December 31,			Full Years Ended December 31,
	2005	2004	% Change	2005	2004	% Change
Home closing revenue	$1,040,711	$698,254	49%	$2,996,946	$2,015,742	49%
Net earnings	$101,977	$51,812	97%	$255,665	$138,968	84%
Diluted EPS	$3.53	$1.88	88%	$8.88	$5.03	77%
Diluted EPS excluding one-time refinancing charge*	n/a	n/a	n/a	$9.55	$5.03	90%

* One-time charge related to first quarter refinancing of long-term debt (see “Operating Results” statement for detail – presented for comparison to Company-issued 2005 guidance and 2005 analysts’ estimates.)

Net earnings for the fourth quarter 2005 hit an all-time high of $102 million, or $3.53 per diluted share, compared to $52 million, or $1.88 per diluted share for the fourth quarter 2004. These gains of 97% and 88%, respectively, were a result of revenue growth and margin expansion driven by strong demand and the successful execution of management’s growth strategies. Fourth quarter revenue grew 49% year over year on a 34% gain in home deliveries and an 11% increase in average selling prices to $323,800 in the fourth quarter 2005, from $291,700 in the fourth quarter 2004. New Meritage markets in Florida and Colorado contributed 40% of the increase in homes closed. Gross margin widened to 24.6% in the fourth quarter 2005, from 20.5% in the same quarter 2004, and was the primary reason that earnings exceeded management’s guidance of $2.88 to $3.13 per diluted share.

Net earnings for the full year 2005 of $256 million were 84% greater than 2004 net earnings of $139 million, yielding a 77% increase in diluted earnings per share to $8.88 in 2005 versus $5.03 in 2004. Excluding a one-time debt refinancing charge in the first quarter to be consistent with analysts’ estimates, 2005 diluted earnings per share increased 90% over the prior year to $9.55. Full year total revenue grew 49% to $3.0 billion, driven by a 30% gain in unit deliveries to 9,406 homes, and a 15% rise in average selling price to $318,600. Gross margin for the full year 2005 was 23.6%, significantly greater than 2004 gross margin of 20.0%, again driven by strong demand and related price increases in most markets.

“The past year was an outstanding one for Meritage, and for the homebuilding industry in general. The growth and returns we produced for our stockholders were among the strongest in the sector, and contributed to Forbes naming Meritage as one of its ‘Platinum 400 - Best Managed Big Companies in America’ for the third straight year,” said Steven J. Hilton, co-chairman and chief executive officer of Meritage. “We posted an after-tax return on assets of 16% and a return on equity of 37% for the year, compared to 13% and 30%, respectively, last year. We also effectively managed our debt while growing, improving our net debt to capital ratio to 38% at year-end 2005 from 45% at year-end 2004. Our record earnings, combined with our first quarter 2005 debt refinancing, improved our interest coverage ratio to 11 times in 2005 from 7 times in 2004, reinforcing Moody’s November 2005 upgrade of our debt rating to Ba2.

“Our strategy has been to leverage our advantages as a public homebuilder to diversify and grow our market share through acquisitions, start-up operations in new markets and growth in existing markets, lessening our reliance on any single market,” continued Mr. Hilton. “Our exceptional record of growth proves our successful execution of this strategy.  While sales rates and margins are likely to return to more normalized levels in certain markets, we still expect year-over-year order growth in most of our markets and for Meritage as a whole.

“Our homes are selling very well in Phoenix, where our active adult communities offer a great complement to our traditional, luxury and move-up communities. In Texas, we’re experiencing strong demand for all of our products in all four markets there. As northern California appears to be normalizing after a period of accelerated growth, we’re ramping up in southern California after our acquisition there two years ago. Our latest entry into Florida last year added 12 new Meritage communities, and we expect to double Florida sales during our first full year there in 2006,” added Mr. Hilton. “In addition, we’re adding attached products to our portfolio in several markets, to supplement our traditional detached housing products and provide more affordable alternative housing products. Our active community count is up 32% in 2005, and we expect it to grow roughly another 20% in 2006. We expect these new opportunities to support continued increases in home closings and revenue.”

“We are maintaining our expectations to grow revenue to $3.8 to $3.9 billion in 2006, and to produce net earnings of $11.25 to $11.50 per diluted share,” said John R. Landon, co-chairman and chief executive officer of Meritage.  “We begin the year with a $2.2 billion backlog, which represents about 56% of expected 2006 revenue, up from 44% last year, providing good visibility to continued growth in home closings and revenue through the first half of 2006. We expect first quarter revenue of $825 to $850 million, and net earnings of $2.35 to $2.45 per diluted share, an increase of 52% to 58% over the first quarter 2005, excluding the one-time bond refinancing charge.”

 “We believe the long-term fundamentals of homebuilding remain excellent — population growth, solid economic and employment statistics, and favorable interest rates continue to drive healthy demand,” continued Mr. Landon. “We are enthusiastic about all of our markets, and believe our increasingly diversified product and geographic footprint is serving us well today and provides us a great platform for future growth. We expect to continue to increase our market share and grow our sales in 2006 and beyond, and look forward to another good year for Meritage and our stockholders.”

Meritage had approximately $73 million outstanding under its $600 million revolving bank facility at December 31, 2005. After considering the borrowing base and the Company’s most restrictive borrowing covenants, another $428 million was available to borrow. The Company recently increased the maximum borrowing capacity under the facility from $400 million to $600 million by exercising the bank line’s accordion feature.

Meritage has continued its strategy to control a relatively high percentage of lots through option contracts, believing these arrangements offer greater flexibility to respond to shifts in market conditions while producing superior returns. During 2005, the Company expanded the number of lots under control by 39%, from 38,970 at year-end 2004 to 54,109 at year-end 2005. This currently represents a 5.8-year supply of lots at the 2005 closing rate. Approximately 91% of these lots were controlled under option contracts.

Meritage will hold its earnings call on Thursday, January 26, 2006, at 11 a.m. EST/10 a.m. CST/9 a.m. MST/8 a.m. PST. To participate in the call, please dial in at least five minutes before the start time. The domestic dial-in number for the call is (800) 291-3314, and the international dial-in number is (706) 634-0844, conference ID# 4085294. The conference call and presentation can be accessed through the Company’s website at www.meritagehomes.com. The call may also be accessed through CCBN for two weeks at www.fulldisclosure.com.  A replay of the call will be available from 12 p.m. EST January 26, 2006, through midnight February 1, 2006.  The domestic replay telephone number is (800) 642-1687, and the international replay telephone number is (706) 645-9291.

Change to Single Release of Quarterly Results Beginning First Quarter 2006

Beginning with the first quarter of 2006, Meritage Homes Corporation will announce quarterly results with a single press release, consolidating the former dual releases of operating results and full financial results. Sales, closings and backlog will be reported simultaneously and combined with the announcement of earnings and financial results in an effort to provide more transparency and better analysis of the Company’s quarterly results.

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) is one of the nation’s largest homebuilders. The Company has been on Forbes’ Platinum 400 “Best Managed Big Companies in America” list for three years, on Fortune’s “Fastest Growing Companies in America” list five of the last seven years, and is included in the S&P SmallCap 600 Index. Additionally, Fortune ranked Meritage 747th in its “Fortune 1000” list of America’s largest corporations and included the Company as a “top pick from 50 great investors” in its Investor’s Guide 2004. Meritage operates in fast-growing states of the southern and western United States, including six of the top 10 single-family housing markets in the country, and has reported 18 consecutive years of record revenue and net earnings. For more information about the Company, please visit the Meritage web site located at www.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries

Operating Results

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
Operating Results

Home closing revenue	$1,040,711	$698,254	$2,996,946	$2,015,742
Land closing revenue	202	1,565	4,156	24,262
Total closing revenue	1,040,913	699,819	3,001,102	2,040,004

Home closing gross profit	256,414	143,532	706,453	400,287
Land closing gross profit	9	94	537	8,183
Total closing gross profit	256,423	143,626	706,990	408,470

Commissions and other sales costs	(53,139)	(36,621)	(160,114)	(116,527)
General and administrative expenses	(42,450)	(26,585)	(124,979)	(79,257)
Other income, net	9,372	3,537	25,805	12,072
Loss on extinguishment of debt	—	—	(31,477)	—
Earnings before provision for income taxes	170,206	83,957	416,225	224,758

Provision for income taxes	(68,229)	(32,145)	(160,560)	(85,790)
Net earnings	$101,977	$51,812	$255,665	$138,968

Earnings per share*
Basic:
Earnings per share	$3.74	$2.01	$9.48	$5.33
Weighted average shares outstanding	27,267	25,717	26,977	26,066

Diluted:
Earnings per share	$3.53	$1.88	$8.88	$5.03
Weighted average shares outstanding	28,902	27,528	28,787	27,610

Reconciliation to exclude one-time charge**
Earnings before provision for income taxes			$416,225
Add: Loss on extinguishment of debt			31,477
Adjusted amounts:
Earnings before provision of income taxes			447,702
Provision for income taxes			(172,702)
Net earnings			$275,000

Basic earnings per share			$10.19
Diluted earnings per share			$9.55

*              All shares and per share results have been restated to reflect our January 2005 2-for-1 stock split.

**           First quarter 2005 bond refinancing charge related to our repurchase of $278.8 million of our 9.75% senior notes due 2011.  The funds to repurchase these bonds came from our concurrent issuance of $350.0 million 6.25% senior notes due 2015.

Meritage Homes Corporation and Subsidiaries

Non-GAAP Financial Disclosures

(Unaudited)

(Dollars in Thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
EBITDA Reconciliation(1)
Net earnings	$101,977	$51,812	$255,665	$138,968
Provision for income taxes	68,229	32,145	160,560	85,790
Interest amortized to cost of sales	11,681	10,847	38,706	32,228
Depreciation and amortization	4,455	4,264	17,207	13,233
EBITDA	$186,342	$99,068	$472,138	$270,219

Interest coverage ratio (2)
EBITDA			$472,138	$270,219
Interest incurred			$42,943	$38,855
Interest coverage ratio			11.0 times	7.0 times

Debt to EBITDA ratio (3)
Notes payable and other borrowings			$592,124	$471,415
EBITDA			$472,138	$270,219
Debt to EBITDA ratio			1.3	1.7

After-tax stockholder returns (4)
Net earnings			$255,665	$138,968
Average assets			$1,618,376	$1,109,967
Average equity			$686,780	$467,225
After-tax return on assets			15.8%	12.5%
After-tax return on equity			37.2%	29.7%

Net debt-to-capital (5)
Notes payable and other borrowings			$592,124	$471,415
Less: cash and cash equivalents			65,812	47,876
Net debt			$526,312	$423,539
Stockholders’ equity			851,005	522,555
Capital			$1,377,317	$946,094
Net debt-to-capital			38.2%	44.8%

(1)                 EBITDA represents net earnings before interest expense amortized to cost of sales, income taxes, depreciation and amortization.  EBITDA is a non-GAAP financial measure.  A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of earnings, balance sheet, or statement of cash flows (or equivalent statements) of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States.  We have provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

EBITDA is presented here because it is used by management to analyze and compare Meritage with other homebuilding companies on the basis of operating performance and we believe is a financial measure widely used by investors and analysts in the homebuilding industry.  EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, is not necessarily an accurate means of comparison between companies.  EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles in the United States of America.

(2)           Interest coverage ratio is calculated as the trailing four quarters EBITDA divided by the trailing four quarters interest incurred.

(3)           Debt to EBITDA ratio is calculated as notes payable and other borrowings divided by the trailing four quarters EBITDA.

(4)                 Return on assets is defined as net earnings for the trailing four quarters divided by the average of beginning and ending total assets for the same period. Return on equity is defined as net earnings for the trailing four quarters divided by the average of beginning and ending stockholders’ equity for the same period.

(5)                 Net debt-to-capital is calculated as notes payable and other borrowings less cash and cash equivalents, divided by the sum of notes payable and other borrowings, less cash and cash equivalents, plus stockholders’ equity.

Meritage Homes Corporation and Subsidiaries

Balance Sheet Data

(Unaudited)

(Dollars in Thousands)

	As of December 31,
	2005	2004
Total assets	$1,971,357	$1,265,394
Real estate	1,390,803	867,218
Cash and cash equivalents	65,812	47,876
Real estate not owned	1,464	18,344
Total liabilities	1,120,352	742,839
Notes and other borrowings payable	592,124	471,415
Liabilities related to real estate not owned	968	14,780
Stockholders’ equity	851,005	522,555

Meritage Homes Corporation and Subsidiaries

Operating Data — Unaudited

($ in thousands)

	For the Three Months Ended December 31,				As Of and For the Years Ended December 31,
	2005		2004		2005		2004
	Homes	$Value	Homes	$Value	Homes	$Value	Homes	$Value
Homes Ordered:
Texas	906	$223,142	744	$159,041	4,264	$983,579	3,518	$752,770
Arizona	706	260,078	713	195,030	3,558	1,174,452	3,490	884,771
California	209	131,979	439	260,025	1,646	976,921	1,582	821,266
Nevada	138	54,669	159	55,788	653	249,104	417	146,141
Florida	112	52,934	—	—	410	182,168	—	—
Colorado	1	561	—	—	40	14,631	—	—
Total	2,072	$723,363	2,055	$669,884	10,571	$3,580,855	9,007	$2,604,948

Homes Closed:
Texas	1,124	$249,094	981	$211,390	3,576	$787,204	3,152	$681,099
Arizona	1,013	311,099	917	244,760	3,122	873,137	2,331	585,743
California	497	279,626	399	206,795	1,627	947,228	1,367	628,324
Nevada	249	92,245	97	35,309	541	201,907	404	120,576
Florida	323	105,838	—	—	532	184,661	—	—
Colorado	8	2,809	—	—	8	2,809	—	—
Total	3,214	$1,040,711	2,394	$698,254	9,406	$2,996,946	7,254	$2,015,742

Order Backlog:
Texas					2,173	$509,465	1,485	$313,090
Arizona					2,427	838,702	1,991	537,387
California					714	420,964	695	391,271
Nevada					349	126,400	237	79,203
Florida *					699	274,247	—	—
Colorado					32	11,822	—	—
Total					6,394	$2,181,600	4,408	$1,320,951

*              As part of our February 2005 acquisition of Colonial Homes of Florida, we purchased order backlog of 367 homes with a value of approximately $130 million, and as part of our September 2005 acquisition of Greater Homes, Inc. we purchased order backlog of 454 homes with a value of approximately $147 million.

	4th Qtr 2005		4th Qtr 2004
	Beg.	End	Beg.	End
Active
Communities:
Texas	101	108	89	89
Arizona	35	35	27	26
California	18	20	17	18
Nevada	6	6	2	6
Florida	10	12	n/a	n/a
Colorado	4	3	n/a	n/a
Total	174	184	135	139

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include statements concerning our expectations for the long-term fundamentals of the homebuilding market; our future market share growth; that sales rates and margins are likely to return to more normalized levels; our growth in the number of active communities during 2006, and that such growth will support higher closings and revenue; expected future lot supply; that we expect sales to double in Florida in 2006; and our estimated revenue and diluted earnings per share for the first quarter and full year 2006.  Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

Meritage’s business is subject to a number of risks and uncertainties including: fluctuations in home prices, orders and cancellation rates in our markets; interest rates and changes in the availability and pricing of residential mortgages; our success in locating and negotiating favorably with possible acquisition candidates; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions, including Colonial Homes of Florida and Greater Homes, Inc.; our dependence on key personnel and the availability of satisfactory subcontractors; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our unsecured credit facility; our lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; our potential exposure to natural disasters; the impact of inflation; the impact of construction defect and home warranty claims; the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate, our ability to acquire additional land or options to acquire additional land on acceptable terms, particularly in our start-up markets; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or stock markets; our level of indebtedness and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2004 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Our Future Results and Financial Condition” and in Exhibit 99.1 of our Form 10-Q for the quarter ended September 30, 2005.  As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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